Exhibit 10.1

Execution Version

March 1, 2018
CONFIDENTIAL

TO:	Babcock & Wilcox Enterprises, Inc..
Re: Equity Financing Commitment
Ladies and Gentlemen:
Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), has advised each of the undersigned (collectively, the “Backstop Parties” and individually each a “Backstop Party”) the Company intends to initiate a rights offering (the “Rights Offering”) to all of its common shareholders (“Common Shareholders”) pursuant to which the Company will distribute at no charge one purchase right (each a “Right”) per share of common stock (“Common Stock”) of the Company outstanding and held of record as of the record date (the “Record Date”) to be set by the members of the Board of Directors of the Company (the “Board of Directors”). The Company is proposing to offer and sell in the aggregate a minimum number of shares of Common Stock resulting gross cash proceeds to the Company of at least $182,000,000, (the “Minimum Rights Offering Proceeds Amount”) on the terms described in the attached Exhibit A (the “Term Sheet”). This letter agreement (including the Term Sheet, this “Letter Agreement”) sets forth the terms and conditions under which the Backstop Parties have agreed to provide the Backstop Commitments (defined below) referenced herein. Capitalized terms used herein but not defined herein have the meaning given to them in the Term Sheet.
It is contemplated that one or more additional letter agreements (each, an “Additional Letter Agreement” and together with this Letter Agreement, collectively, the “Backstop Agreements”) will be executed on or after the date hereof pursuant to which additional persons (each, an “Additional Backstop Party” and together with the Backstop Parties, collectively, the “Global Backstop Parties”) may, at the request and with the consent of the Company, provide additional backstop commitments on the same terms as set forth herein (each an “Additional Backstop Commitment” and together with the Backstop Commitments, collectively, the “Global Backstop Commitments”). To the extent that the aggregate amount of the Global Backstop Commitments are in excess of the Minimum Rights Offering Proceeds Amount, the Company shall have the right in its discretion to determine the final allocation of each of the Global Backstop Commitments (which, in the case of each of the Global Backstop Parties shall not be in excess of each of their respective individual original Global Backstop Commitments).
Each of the Backstop Parties, severally and not jointly, irrevocably commits and agrees as follows:

1.Each Backstop Party hereby commits (such commitment a “Backstop Commitment” and collectively the “Backstop Commitments”), subject solely to the conditions set forth in this Section 1, and on the terms described in Exhibit A, to purchase any shares of Common Stock that would have otherwise been issuable pursuant to any Rights that were not properly exercised during the Rights Offering and remain unexercised after the expiration of Offer Period, less any shares of Common Stock purchased by the Backstop Parties in the Rights Offering (such shares, in the aggregate, the “Unsubscribed Shares”) on the Closing Date up to a maximum aggregate amount for each Backstop Party not to exceed the amount set forth on Schedule 1 hereto as its Maximum Backstop Commitment Amount (for each Backstop Party, its “Maximum Backstop Commitment Amount”). Each of the foregoing Backstop Commitments is subject solely to (i) the receipt by such Backstop Party of written notice from the Company after the Commencement Date and after the expiration of the Offer Period but prior to the termination of the Backstop Commitments pursuant to Section 2 below that the Company is exercising its rights to require each Backstop Party to fund its Backstop Commitment and setting forth the amount of the Backstop Commitment to be funded, which, for each Backstop Commitment Party, shall not be excess of the Maximum Backstop Commitment Amount, (ii) the receipt by each Backstop Party of the its pro rata portion of the Unsubscribed Shares as specified on Schedule 1 hereto simultaneously with the receipt by the Company of the proceeds of such Backstop Commitment, and (iii) the resignation from the Board of Directors of at least four members who were also members of the Board of Directors as of December 31, 2017.
2.    This Letter Agreement, including the undersigned’s obligation to fund the Commitment, terminates upon the earliest to occur of (i) the receipt by the Company of gross cash proceeds from the Rights Offering from Participating Common Shareholders in an aggregate amount of at least $182,000,000, (ii) the date on which the Company provides written notice to the Backstop Parties that it is terminating this Letter Agreement, (iii) the date on which the Backstop Parties have provided the Company with the proceeds of the full amount of the Backstop Commitments on the terms set forth in this Letter Agreement, or (iv) September 30, 2018. Upon any such termination of this Letter Agreement, any obligations hereunder will terminate and none of the parties hereto shall have any liability under this Letter Agreement whatsoever to any other party.
3.    The obligation of any Backstop Party to fund its Backstop Commitment may not be assigned to any other person or entity without the prior written consent of the Company.
4.    This Letter Agreement is binding on and solely to the benefit of and enforceable by the Backstop Parties and the Company, and nothing set forth in this Letter Agreement is be construed to confer upon or give to any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the Backstop Commitments or any provisions of this Letter Agreement.

5.    Each Backstop Party hereby represents and warrants with respect to itself to the Company that (a) it has all corporate, limited liability company or limited partnership power and authority to execute, deliver and perform this Letter Agreement, (b) the execution, delivery and performance of this Letter Agreement by it has been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action, (c) this Letter Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of such Backstop Party, (d) the execution, delivery and performance of this Letter Agreement by it does not and will not conflict with, violate the terms of or result in the acceleration of any obligation (i) under any material contract, material commitment or other material instrument to which it is a party or is bound, (ii) under its certificate incorporation or organization, bylaws or articles, membership agreement or limited partnership or limited partnership agreement, or (iii) result in the violation of any law or statute applicable to it or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over it, (e) no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance of this Letter Agreement by it, and (f) it has available unrestricted cash or cash equivalents and/or uncalled capital commitments in excess of its Backstop Commitment.
6.    This Letter Agreement is governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware (and in the absence of jurisdiction in the Chancery Court of the State of Delaware, the parties hereto consent to be subject to the exclusive jurisdiction of any federal court located in the State of Delaware or any other Delaware state court) solely in respect of the interpretation and enforcement of the provisions of this Letter Agreement, and irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Letter Agreement, or with respect to any action or proceeding hereunder, shall be heard and determined in the Chancery Court of the State of Delaware (and in the absence of jurisdiction in the Chancery Court of the State of Delaware, the parties hereto consent to be subject to the exclusive jurisdiction of any federal court located in the State of Delaware or any other Delaware state court), and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party hereto hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. Each party hereto hereby waives and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.
7.    This Letter Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto with respect to the subject matter hereof. The terms of this Letter Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
[Rest of Page Left Intentionally Blank]

Very truly yours,
VINTAGE CAPITAL MANAGEMENT LLC

By:        /s/ Brian Kahn
    Name: Brian Kahn
    Title: Managing Member

Acknowledged and agreed as of
the date first above written:

BABCOCK & WILCOX ENTERPRISES, INC.
By: /s/ Jenny L. Apker
    Name: Jenny L. Apker
    Title: SVP & CFO

[Signature Page to Equity Commitment Letter]

Schedule 1

Backstop Commitments

Backstop Party	Aggregate Backstop Commitment Percentage	Maximum Backstop Commitment Amount
Vintage Capital Management LLC	100%	$182,000,000

Exhibit A

Term Sheet
Capitalized terms used in this Term Sheet but not defined herein shall have the meaning given to them in the Letter Agreement to which it is attached.
THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE DEBTORS. ANY SUCH OFFER OR SOLICITATION MUST COMPLY WITH ALL APPLICABLE SECURITIES LAWS.

Parties
Babcock & Wilcox Enterprises, Inc. (the “Company”).
Each of the Global Backstop Commitment Parties.
Each of the holders of the Company’s Common Stock (a “Common Shareholder”) who determines to participate in the Rights Offering (the “Participating Common Shareholders”), which may include the Backstop Commitment Parties.

Purchase Price
At least $182,000,000 in the aggregate divided by the number of shares of Common Stock (“Common Shares”) being offered in the Rights Offering (the “Purchase Price”) with a purchase price of $3.00 per newly-issued share.

Use of Proceeds
The proceeds of the Rights Offering and, if applicable, any Global Backstop Commitments, together with cash on hand and other available sources will be used by the Company to repay in full all of the indebtedness outstanding under the Second Lien Credit Agreement, dated as of August 9, 2017, among the Company, the lenders party thereto from time to time and Lightship Capital, as the administrative agent, together with any prepayment premium or make-whole amounts and all fees and expenses related to the foregoing.

Commencement Date

The Company shall commence the Rights Offering by mailing of the subscription and disclosure documents for the Rights Offering on a date specified by the Board of Directors in March 2018 (the “Commencement Date”).

Termination Date	The date that is the earlier of (a) the date the Company publicly announces that it is terminating the Rights Offering, and (b) September 30, 2018 (the “Outside Date”).
Closing Date
The date (such date, the “Closing Date”) after the Commencement Date and after the expiration of the Offer Period (defined below) but prior to the Termination Date that the Company specifies as the date upon which each Participating Common Shareholder and/or Backstop Party shall be required to pay for the Rights Offering Shares (defined below) it is has subscribed for or is commitment to purchase.

The Rights Offering
All Common Shareholders as of the record date the Company initiates the Rights Offering (the “Record Date”) to be established by the Board of Directors will be entitled to purchase, on a pro rata basis based upon the number of shares owned by each such holder of Common Shares as of the Record Date, newly issued Common Shares of the Company (the “Rights Offering Shares”) at the Purchase Price such that the total amount of Rights Offering Shares sold pursuant to the Rights Offering and the Backstop Commitments described below will generate not less than $182,000,000 in gross cash proceeds (the “Rights Offering Proceeds”), it being understood that the Company will have the right to elect to issue more Rights Offering Shares if there are sufficient Participating Common Shareholders with any such additional shares being offered to Participating Common Shareholders on a pro rata basis.
Each Common Shareholder will have not less than a period to be specified by the Board of Directors after the Commencement Date (the “Offer Period”) to determine whether to participate in the Rights Offering. Participating Common Shareholders must fund such purchase on the Closing Date.

Global Backstop Commitments Standstill and Voting Arrangements

As set forth in the Backstop Agreements, and subject solely to the conditions set forth therein, each Global Backstop Party will purchase, in accordance with their respective Global Backstop Commitments, Rights Offering Shares not subscribed and paid for in the Rights Offering by Common Shareholders pursuant to unexercised Rights. The allocation of Rights Offering Shares to the Global Backstop Parties shall be determined by the Company, in its discretion.

To be determined.